Filed Pursuant to Rule 433
Registration Nos. 333-206176 and 333-206176-01

*PXD/DETAILS* $883.561mm+ Synchrony (SYNCT) 2017-2

Joint Leads: MUFG (Str), BofAML, Wells Fargo

Co-Managers (Class A): Drexel, Scotia, TD, Williams

CLS	AMT ($)	Fitch/S&P	WAL	E.FNL	L.FNL	SPREAD	YIELD	CPN	PX
A	750,000,000	AAA/AAA	4.96	10/17/22	10/15/25	IntS+50bp	2.637%	2.62	99.98766
B	71,917,808	AA/AA+	4.96	10/17/22	10/15/25	IntS+70bp	2.837%	2.82	99.99809
C	61,643,836	A/AA-	4.96	10/17/22	10/15/25	IntS+90bp	3.037%	3.01	99.96322

Transaction Details:

Expected Settle: 11/2/17	First Pay Date: 12/15/17
Ticker: SYNCT 2017-2	Registration: SEC Registered
Expected Ratings: Fitch/S&P	ERISA Eligible: Yes
Bill & Deliver: MUFG	Expected Pricing: PRICED

CUSIP / ISIN:

Class A:87165LBU4 / US87165LBU44

Class B:87165LBV2 / US87165LBV27

Class C:87165LBW0 / US87165LBW00

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (877) 649-6848.

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